Exhibit 99.1

Shareholder Update
3-27-2018

Dear fellow shareholders,

Previously, I provided you my initial Shareholder Update, addressing our goals, critical achievements under pursuit, and the values to which we’re committed as a Company.  With this update, I wish to report on the status and progress related to our goals and critical achievements.

While our overriding goal and focus is to establish Medizone International, Inc. (“Medizone”; “MZEI”) as a revenue growing, profitable business, providing impressive returns to our shareholders, our Values will guide our efforts, activities and behavior, both internally and externally.  I wish to reiterate our Company Values.

Our Values

•	Transparency – we seek to be open regarding our activities, efforts and results, while ensuring that we are compliant with financial-regulatory disclosure requirements;

➢
Note: our approach to shareholder communications is to ensure full compliance with regulatory guidelines, thereby using public announcements, our website and other “public” means of communication.  As a result, we refrain from individual shareholder interactions/communications to ensure open, compliant communications to shareholders and other interested parties.  Those inquiries that can be addressed will typically be handled by Investor Relations (John Pentony: j.pentony@medizoneint.com);

•
Integrity – we agree to treat our colleagues, customers, shareholders, stakeholders and others in an honest, fair manner, recognizing that we are seeking to provide a solution to improved health to millions worldwide, while delivering highly attractive investment returns to our shareholders and meaningful career opportunities to our team;

•
Quality & Customer Focus – we seek to provide the highest quality product/service at a fair price, along with the necessary support to ensure that our customers and those that benefit from our technology are fully satisfied and achieve the results we communicate;

•
Competitiveness – we seek to be successful in our development and commercial activities, providing improved solutions based upon science, technology, manufacturing, distribution and other business activities; in summary, we seek to be the “best competitor” in the eyes of our customers and those that benefit from AsepticSure® and any future products/services we might offer; we seek to be classified as a “best investment” in the view of our shareholders and others in the investment community;

➢
Note:  We recently began a series of commercial roll-out interactions with potential customers, recognizing that the first step in AsepticSure® utilization begins with real-world trial, use, validation and adoption.  Our goal is to establish real-world use and evaluation of AsepticSure® within a variety of customer areas that will lead to formal adoption of our technology and product.

•
Innovation – we recognize that the pace of science and technology is such that we have to continuously adapt to changing needs related to infection control and decontamination.  While we can’t predict future needs, we seek to ensure that the products/services that we provide continue to meet the various market needs and regulatory expectations.

Our Goals

The goals previously outlined remain our focus and priority:

•
Achieve the necessary regulatory approvals that enable the commercialization of AsepticSure® for broad use in disinfection within a broad scope of markets (e.g., healthcare; pharmaceutical/laboratory industry; military; sports industry; etc.) throughout the world;

➢
Note: On January 18, we had a successful meeting with the FDA and have agreed upon the path and additional activities necessary to pursue approval of AsepticSure® as a Class II Medical Device.  We are pleased that the FDA has accepted our already completed Environmental Safety studies, eliminating any additional studies in that area.  We have completed our proposed protocols for the Materials Compatibility studies and Efficacy studies, which are currently under review.  Once we have agreed upon protocols, the respective activities will commence, which we anticipate completing before the end of Third Quarter, followed by our submission to the FDA.  We are confident in our ability to successfully demonstrate the necessary results in support of our goal of submitting our test results to the FDA and achieving approval.  Regarding the timeframe for approval, we can only estimate that timeline, which we expect will be less than six months following submission.

•
Establish a commercial operation that utilizes internal and external expertise to achieve strong commercial penetration and adoption of AsepticSure® within our targeted markets, globally, supporting continued growth and expansion of our business;

➢
Note: Recently, we’ve commenced commercial presentations and discussions with various potential AsepticSure® customers within the U.S.  Historically, the Company has conducted multiple validation demonstrations of AsepticSure®, but we’ve yet to achieve a real-world trial and validation use of our technology.

That is our goal with our current activities, as recently announced via our press release related to an agreement with Innovasource to implement real-world use of AsepticSure®.  We believe that such activity is required and critical to achieving actual trial, use and adoption of AsepticSure®, leading to sales and ongoing revenue development.  That is the current focus of our efforts, across various markets and customers within the U.S.  Separately, addressing non-US markets, we believe that successful “distributor development” requires a more comprehensive and formal approach than previously used, which we’re addressing through efforts with existing distributors, as well as potential new distributors.  We believe that to be successful, AsepticSure® distributors must be committed to and capable of addressing any national/local regulatory requirements, while committed to investing the commercial efforts necessary to achieve trial, use and adoption within their assigned territory.

•
Build a capital structure that enables the Company to successfully pursue the necessary regulatory approvals and commercial operations in support of achieving a profitable, revenue generating business providing highly attractive shareholder value while delivering improved disinfection control to industry markets worldwide;

➢
Note: We have been challenged with a cash balance that is insufficient to appropriately support the business building activities and operations that are necessary to achieve adoption and use of AsepticSure® in the various targeted industry markets and geographic regions.  This has been a major challenge to the Company since at least early 2017.

At the end of First Quarter, 2017, we had approximately $23,000 in cash and we were unable to appropriately address our accounts payables, as well as the staffing necessary to successfully operate the Company.  This presented a highly fragile situation related to the ongoing operations of the Company.

Other than members of our Board and, more recently, new management, we’ve had no investors willing to invest additional capital in support of the Company.  It was only as a result of the investments of our Board and new management that the Company was sustained through the remainder of 2017.  Still, our financial status remains of great concern.

That is why we completed the recent financing, announced January 31, 2018, enabling us to continue various limited activities in support of conducting our FDA related work and the recent commercial efforts.  Currently, our Board and most of executive management are deferring all compensation, including salaries and expenses, in support of ensuring that we’re able to proceed with the critical FDA and commercial activities.

The recent financing with SBI Investments and L2 Capital provided us with critical immediate cash, as well as the opportunity to use an Equity Line of Credit, until we can further capitalize the Company and proceed more vigorously with our efforts to establish an operating business.  Once the Securities and Exchange Commission (SEC) approves our S-1 registration, use of the Equity Line of Credit can proceed.  We recently withdrew the previously filed S-1 as a result of an amendment to the equity purchase agreement; we expect to file the revised S-1 within a matter of days.

Due special “thanks and recognition” are those companies/individuals that continue to support us, receiving only partial payments of outstanding accounts payables.  Their ongoing commitment and support enable us to continue progressing our business building efforts towards achieving FDA approval and implementing/sustaining a viable, effective commercial effort.  As we progress, we will not forget their contributions and support.  We owe them our greatest “thanks” and ongoing business interactions.

In general, we need a minimum capital raise of approximately $5 million, which will enable us to ensure that we are operating our business successfully, focused on growth in value, while addressing various longer-term, existing accounts payables.

Recently, various members of management, the Board, retired Board members and consultants (former and current) voluntarily surrendered over 10 million shares related to previously granted options and restricted share agreements, providing these shares to assist in our immediate term efforts to raise capital.  Their voluntary contribution of those shares was without any conditions and underscores their gracious commitment to supporting our efforts to progress the Company.  We thank everyone who participated in the voluntary share contribution effort.

In order to raise additional capital, we need a supportive capital structure.  In December 2016, you approved a 500 million authorized share count.  Our current share count is insufficient to support a capital raise that will enable us to proceed as necessary.

•	Improve health and lives worldwide through the adoption and use of AsepticSure®.

➢	Note: this ultimate goal is only achievable if we’re able to successfully proceed with our FDA activities and a solid commercialization of AsepticSure®.

Many of you, as long-term shareholders, may undoubtedly feel that these critical steps should have been previously achieved. Regardless, they haven’t been, yet they must be addressed in order for AsepticSure® to proceed successfully into market adoption, resulting in revenue development and improved shareholder value.

Our focus is to successfully move AsepticSure®/Medizone forward, having the capital base to support the necessary and critical activities in support of building a viable business, delivering impressive shareholder returns and performance.  That is our goal and represents why we joined and invested in the Company, despite the fragile situation that has existed far too long.

Along with you, we at Medizone share the excitement of the many opportunities and potential apparent to utilize AsepticSure® in eliminating pathogens (bacteria, viruses and fungi) that can threaten the health and lives of millions throughout the world.  Our goal remains to establish a successful business, delivering impressive returns and growth to our shareholders, while we accomplish this mission to improve health worldwide.

We are delighted to have joined Medizone and we are proud to be fellow shareholders.  While we face significant challenges, our opportunities are even greater.  I look forward to continued communications with you and, “thank you” for your continued support and investments into our Company.  Challenges will continue, but our focus and resilience, along with your support, will determine our success.  Thank you.

Best regards,

/s/ David A. Dodd
David A. Dodd
CEO
Medizone International, Inc.
www.medizoneint.com